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Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

August 10, 2010

DIRECTV
DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

        We have acted as counsel to DIRECTV ("Parent"), DIRECTV Holdings LLC (the "Company") and DIRECTV Financing Co., Inc. ("Finance Co." and together with the Company, the "Issuers"), and to DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Operations, LLC, DIRECTV, Inc., DIRECTV Home Services LLC, DIRECTV Programming Holdings I, Inc., DIRECTV Programming Holdings II, Inc. and LABC Productions, LLC (each a "Guarantor" and collectively, the "Guarantors" and together with Parent and the Issuers, the "Companies"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Companies' Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale from time to time of an indeterminate amount of (i) debt securities by the Issuers (the "Debt Securities") and (ii) guarantees of the Debt Securities by the Guarantors (the "Guarantees" and together with the Debt Securities, the "Securities").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3, filed by the Companies on August 10, 2010 (the "Registration Statement"), (ii) the Prospectus, dated August 10, 2010, which forms a part of the Registration Statement, (iii) a form of the indenture which has been filed with the Commission as an exhibit to the Registration Statement, among the Issuers and the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and (iv) such corporate records, limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.

        Based on and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement's effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) Parent and the Issuers have timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, and (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, we advise you that in our opinion:

        1.     Assuming that the issuance and terms of any Debt Securities and the terms of the offering thereof have been duly authorized, when (i) the terms of the Debt Securities to be issued under the applicable indenture and of their issuance and sale have been duly established in conformity with such indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Issuers, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuers and (ii) the Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, such Debt Securities will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

        2.     Assuming that the issuance and terms of any Guarantees and the terms of the offering thereof have been duly authorized, when (i) the terms of the Guarantees to be issued under the applicable indenture and of their issuance and sale have been duly established in conformity with such indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Guarantors, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantors and (ii) the Guarantees have been duly executed and authenticated in accordance with the applicable indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, such Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto. The opinions are also subject to (i) the Registration Statement becoming effective pursuant to applicable law and (ii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

        The opinions expressed herein are limited to the laws of the State of New York and the corporate and limited liability company laws of the States of California and Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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  Exhibit 5.1